Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by Austerlitz Acquisition Corporation I of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Austerlitz Acquisition Corporation I following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 24, 2021

By:	/s/ Sadok Kohen
Sadok Kohen